FOR FURTHER INFORMATION:

                                         Chuck Rice
                                         (606) 329-3895

                                         FOR IMMEDIATE RELEASE
                                         May 21, 1997

Ashland chairman remarks on sale
of Blazer Energy Corp. domestic assets

     Ashland, Ky. -- Ashland Inc. (NYSE:ASH) announced today the sale of Blazer Energy Corporation's domestic exploration and production assets to the Norwegian energy company Statoil through its U.S. energy management subsidiary, The Eastern Group, Inc.
     "We are extremely pleased with this transaction," said Paul W. Chellgren, chairman and chief executive officer, Ashland Inc. "This cash sale has potential to build shareholder value in several ways including debt reduction and accelerated investment in our growth areas. We are also pleased that the Statoil affiliates have indicated that they hope to retain a large number of Blazer Energy employees.
    "While we have not formulated specific plans for the proceeds from the
sale,   we  intend  to   continue  to  follow  our   previously   announced
profitability  improvement  plan  and  redirect  freed  capital  to  growth
businesses,   including   Ashland  Chemical   Company,   the  APAC  highway
construction group and Valvoline."
     Ashland Inc. is a large energy and chemical company engaged in petroleum refining and marketing; coal; highway construction; and oil and gas exploration and production. Ashland Chemical is the largest distributor of chemicals and plastics in North America and a leading supplier of specialty chemicals worldwide. Ashland's major consumer brands include Valvoline -R- motor oils, Zerex -R- antifreeze and Pyroil -R- automotive chemicals. As one of the largest independent refiners in the nation, Ashland is also a leading regional gasoline marketer, with products marketed under the SuperAmerica -R- and Ashland-R- brand names.
     Ashland's internet address is http://www.ashland.com

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